Exhibit 4.1

September 16, 2008

MGP Ingredients, Inc.
100 Commercial Street
Atchison, KS  66002

Re:
Lease Agreement dated as of August 1, 2001, as amended by the First Amendment to Lease Agreement and Modification Agreement dated as of July 1, 2003 (as amended, the “Lease Agreement”), among GE Capital Public Finance, Inc., now known as GE Government Finance, Inc. (“GEGF”), The Unified Government of Wyandotte County/Kansas City, Kansas (“Issuer”) and Midwest Grain Products, Inc., now known as MGP Ingredients, Inc. (“MGP”); Master Security Agreement dated as of September 24, 2004 (the “GEGF Master Security Agreement”) between MGP and GEGF; and the Master Security Agreement dated as of September 29, 2005 (the “GECC Security Agreement”) between MGP and GECC

Ladies and Gentlemen:

Reference is hereby made to the Lease Agreement, the GEGF Security Agreement and the GECC Security Agreement.  General Electric Capital Corporation (“GECC”) is the assignee of GEGF and is the owner of the Lease Agreement.  GECC has appointed GEGF as its agent and attorney-in-fact with respect to all matters related to the Lease Agreement.  All capitalized terms used but not defined herein shall have the meanings given such terms in the Lease Agreement, the GEGF Security Agreement or the GECC Security Agreement, as the case may be.

Section 7.16 of the Lease Agreement requires MGP to not permit, at the end of each fiscal quarter, its ratio of Net Income Available for Fixed Charges to Fixed Charges for the period of four consecutive four fiscal quarters then ending to be less than 1.50 to 1.00.  As of June 30, 2008, MGP failed to meet such covenant, constituting a Default under the Lease Agreement (the “Fixed Charge Coverage Ratio Default”).  The GEGF Security Agreement and the GECC Security Agreement both provide that a default occurs if MGP defaults under any other agreement with GEGF and GECC, as the case may be (collectively, the “Cross Defaults”; the Fixed Charge Coverage Ratio Default and the Cross Defaults are collectively referred to herein as the “Defaults”).

Subject to the terms and conditions of this letter agreement, GECC and GEGF agree to waive the Defaults.  GECC’s and GEGF’s agreement to waive the Defaults shall be subject to receipt by GECC and GEGF of each of the following items in form and substance satisfactory to GECC and GEGF on or before September 30, 2008:

(i)           This letter agreement executed on behalf of MGP in the space provided below; and

(ii)           Payment to GEGF of a fee in the amount of $2,500.

By signing below, MGP represents, warrants and agrees as follows:

1.           The description of the Defaults set forth above is true and accurate, and MGP acknowledges that the Defaults have occurred.

2.           All of the representations and warranties of MGP contained in the Lease Agreement, the GEGF Security Agreement and the GECC Security Agreement are true and correct as of the date hereof and no Default or Event of Default has occurred and is continuing under the Lease Agreement, the GEGF Security Agreement or the GECC Security Agreement other than the Defaults.

3.           All terms and conditions of the Lease Agreement, the GEGF Security Agreement and the GECC Security Agreement shall remain in full force and effect and are hereby ratified and confirmed by MGP.

4.           No amendment, modification, termination or waiver of any provision of the Lease Agreement, the GEGF Security Agreement or the GECC Security Agreement or this letter agreement shall be effective unless the same shall be in writing and signed by GECC or GEGF, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No waiver given in any instance shall entitle MGP to any other or further notice or demand in any similar or other circumstances.

MGP HEREBY RELEASES AND FOREVER DISCHARGES GECC AND GEGF AND THEIR FORMER AND PRESENT DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES OF AND FROM EVERY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION IN LAW OR IN EQUITY AND LIABILITIES, OF ANY KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR UNLIQUIDATED, ABSOLUTE OR CONTINGENT, WHICH MGP EVER HAD, PRESENTLY HAS OR CLAIMS TO HAVE AGAINST GECC OR GEGF AND ANY SUCH DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM THE BEGINNING OF TIME TO THE DATE OF THIS LETTER AGREEMENT, THAT ARISE OUT OF OR IN ANY WAY RELATE TO THE LEASE AGREEMENT, THE GEGF SECURITY AGREEMENT OR THE GECC SECURITY AGREEMENT OR ANY RELATED DOCUMENT.

This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

MGP, GECC AND GEGF HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS LETTER AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS AMONG MGP, GECC AND GEGF RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT OR ANY RELATED TRANSACTIONS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS).  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LETTER AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT OR ANY RELATED TRANSACTIONS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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This letter agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any prior agreements, whether written or oral.

Very truly yours,

GENERAL ELECTRIC CAPITAL CORPORATION

By:	GE GOVERNMENT FINANCE, INC., formerly known as GE CAPITAL PUBLIC FINANCE, INC., as subservicer for and on behalf of General Electric Capital Corporation

By: /s/ Bruce Gruys
Title:  Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:  /s/ Bruce Gruys
Title:  Senior Risk Analyst

GE GOVERNMENT FINANCE, INC., formerly known as GE CAPITAL PUBLIC FINANCE, INC.

By:  /s/ Bruce Gruys
Title:  Vice President

Accepted and Agreed:

MGP INGREDIENTS, INC.

By:  ______________________________
Title: _____________________________

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